Exhibit 10.1

220 Bay Street, Suite 500

Toronto, Ontario M5J 2W4

CANADA

www.royalgoldcorp.ca

September 14, 2023

Via Hand Delivery

Mr. Mark Isto

[***]

Re: Retirement from Royal Gold Corporation

Dear Mark:

This letter agreement (this “Retirement Agreement”) between you and Royal Gold Corporation (the “Company”), a Canadian corporation and wholly owned subsidiary of Royal Gold, Inc. (“RGI”), sets forth the terms and conditions of your previously announced decision to retire as the Executive Vice President and Chief Operating Officer of  the Company.  Except where otherwise specified in this Retirement Agreement, effective on the Retirement Date (defined below), this Retirement Agreement supersedes and terminates the Employment Agreement between you and the Company dated as of January 2, 2020, as amended by the Amendment to Employment Agreement, dated as of March 31, 2022, and the Second Amendment to Employment Agreement, dated as of May 25, 2022 (as amended, the “Employment Agreement”). Please acknowledge your agreement and acceptance of the terms of this Retirement Agreement by countersigning and returning a copy of this letter to me.

The Company acknowledges receipt of your notice dated May 24, 2023, regarding your desire to voluntarily terminate your employment and retire.

In consideration of the mutual promises contained in this Retirement Agreement, you and the Company agree, effective as of the date of this Retirement Agreement, as follows:

1.Retirement Date.

(a)Your termination of employment will be effective at 11:59 PM on September 14, 2023 (the “Retirement Date”).  Until the Retirement Date, you will continue in employment as a full-time executive of the Company, and, in addition to your duties as Executive Vice President and Chief Operating Officer, you shall provide such transition assistance to your named successor as may be reasonably requested by the Board of Directors of the Company.  Effective on the Retirement Date, you will resign from your position as the Executive Vice President and Chief Operating Officer of the Company and as Vice President of Royal Gold International Holdings, Inc. and any other positions you may have with the Company, RGI, and all of their subsidiaries and affiliates, and will promptly execute such documents and take such actions as may be necessary or reasonably requested by the Company and/or RGI to effectuate or memorialize your resignation from such positions in accordance with the terms of this Retirement Agreement.  The parties agree that your decision to retire is entirely voluntary and will be treated neither as a “Termination by Company without Cause” nor as a termination  “By Executive for Good Reason” pursuant to Section 5(a) of the Employment Agreement.  Further, you acknowledge and agree that any transition activities undertaken between now and the Retirement Date will not constitute grounds for you to terminate your employment “By Executive for Good Reason” pursuant to Section 5(a) of the Employment Agreement.  The Company and you acknowledge that you provided notice of termination pursuant to Section 4(d) of the Employment Agreement, and the date of termination of the Employment Agreement shall be as set forth above.

(b)You agree to assist the Company with post-employment requests, including assisting the Company and/or RGI in defense of any pending, threatened, or anticipated litigation, proceeding, or inquiry in matters which the Company and/or RGI reasonably determines your participation to be necessary. You shall not be entitled to additional consideration for providing the cooperation required in the foregoing sentence; however, the Company will reimburse you for pre-approved reasonable expenses (excluding attorneys’ fees), if any, you incur while providing such cooperation.

(c)On or following the Retirement Date, you will receive the Accrued Obligations as defined in, and in accordance with the terms set forth in, the Employment Agreement.

(d)Provided you (i) remain employed until the Retirement Date (and have not been earlier terminated for Cause), (ii) execute the Release of Claims in the form attached as Exhibit A (the “Release”) on the Retirement Date,  and (iii) comply with the provisions of this Retirement Agreement and the Release, you shall receive $1,000 on or before the date that is thirty (30) days following the Retirement Date.

(e) Provided you execute the Consulting Agreement in the form attached as Exhibit B (the “Consulting Agreement”) not later than September 14, 2023, and for so long as you continue to provide services to the Company pursuant to the Consulting Agreement your services under the Consulting Agreement shall constitute continuous “Service” by you as a “Service Provider” to the Company for purposes of the Royal Gold, Inc. 2015 Omnibus Long-Term Incentive Plan (“LTIP”), all unvested restricted stock units and unvested performance shares previously issued to you by the Company and that you hold as of your Retirement Date will continue to be eligible to vest under the terms of LTIP and in accordance with the terms of the applicable award agreements, including the Forfeiture of Rights provision in certain award agreements.  Attached as Exhibit C is a schedule of your outstanding unvested restricted stock units and unvested performance shares as of the Retirement Date.  .  The Company agrees that the change in your status from employee to consultant occurring at the Retirement Date shall not constitute a break in your “Service” for the purposes of the LTIP and the applicable award agreements.  You acknowledge and agree that the cessation of your services under the Consulting Agreement shall not, for any reason, be treated as an “Involuntary Termination” or otherwise result in acceleration of vesting of any of your equity awards.

(f)You acknowledge and agree that, after your Retirement Date, you have no right to receive any compensation, payments or benefits from the Company, other than as expressly set forth in Section 1 of this Retirement Agreement.

2.Restrictive Covenants, Reaffirmation.

(a)You hereby reaffirm your obligations under the following sections of your Employment Agreement, which are incorporated herein by reference and survive the Retirement Date: Section 8 (Ownership and Protection of Intellectual Property and Confidential Information), Section 9 (Covenant Not to Compete and Other Restrictive Covenants), Section 10 (Severability), Section 12(i) (Use of Name, Likeness and Biography), Section 12(k) (Assistance in Litigation), Section 12(n) (Remedies), Section 12(o) (Arbitration), Section 12(p) (Voluntary Agreement), Section 12(q) (Survival), and Section 12(r) (Non-Disparagement).

(b)You hereby acknowledge that the “Forfeiture of Rights” provision included in certain award agreements relating to the unvested restricted stock units and unvested performance shares set forth on Exhibit C shall continue to apply in accordance with the applicable terms.

(c) You hereby acknowledge that, (i) RGI and Company have an Incentive Compensation Recoupment Policy, which can be found at https://royalgold.com/esg/esg-document-library, and which permits Company to recoup compensation from any named executive officer if such officer has engaged in Improper Conduct (as defined in the policy) that results in, or could reasonably be expected to result in, an Adverse Effect (as defined in the policy), on Company; and (ii) under applicable law and Nasdaq listing requirements, RGI is required to adopt a recoupment or clawback policy providing for recovery of incentive-based compensation erroneously received by current or former executive officers of RGI and Company during the three completed fiscal years immediately preceding the year in which an accounting restatement is required due to material noncompliance with financial reporting requirements, and erroneous payments must be recovered even if there was no misconduct or failure of oversight on the part an individual executive officer..

3.Reminder of Your Securities Law Obligations.  Set forth on Exhibit D is a reminder of your obligations under the securities laws of the United States.  You agree to comply with these obligations.

4.Taxes.  The Company may withhold from any amounts payable under this Retirement Agreement all federal, provincial, state, city, foreign or other taxes as the Company is required to withhold pursuant to any applicable law, regulation or ruling. Notwithstanding any other provision of this Retirement Agreement, neither the Company nor RGI shall be obligated to guarantee any particular tax result for you with respect to any payment provided hereunder, and you shall be responsible for any taxes imposed on you with respect to any such payment.

5.Independent Legal Advice; Voluntary Agreement. You acknowledge that (a) the Company has advised you to consult with legal counsel of your own choosing as to the consequences associated with executing this Retirement Agreement prior to executing this Retirement Agreement, and you have either consulted with legal counsel or made the decision not to (and if the decision was made not to consult with legal counsel, such decision was not made under duress from the Company or RGI), (b) you have carefully read and fully understand all of the provisions of this Retirement Agreement, and (c) you are entering into this Retirement Agreement knowingly, freely and voluntarily in exchange for good and valuable consideration to which you are not otherwise entitled.

6.Governing Law, Severability, and Forum Selection.  This Retirement Agreement is governed by and is to be construed, administered, and enforced in accordance with the laws of the Province of Ontario, and the Federal laws of Canada applicable therein, without regard to conflicts of law principles. If under the governing law, any portion of this Retirement Agreement is at any time deemed to be in conflict with any applicable statute, rule, regulation, ordinance, or other principle of law, such portion shall be deemed to be modified or altered to the extent necessary to conform thereto or, if that is not possible, to be omitted from this Retirement Agreement. Any action or arbitration in regard to this Retirement Agreement or arising out of its terms and conditions, pursuant to Sections 12(n) and 12(o) of the Employment Agreement, shall be instituted and litigated only in Toronto, Ontario.

7.Entire Agreement. This Retirement Agreement, the Release, the provisions of the Employment Agreement that have been incorporated herein by reference, and the Consulting Agreement, dated effective as of September 15, 2023, constitute and contain the entire agreement and understanding concerning your employment, cessation of employment and the other subject matters addressed herein between the parties, and supersedes and replaces all prior negotiations and all agreements proposed or otherwise, whether written or oral, concerning the subject matters hereof.  The Company may in its sole discretion assign its rights and obligations under this Retirement Agreement to any successor entity, and such rights may be enforced by any such successor.

8.Amendments. This Retirement Agreement shall not be amended, altered or modified except by an instrument in writing duly executed by the parties hereto.

9.Counterparts. This Retirement Agreement may be executed in two or more counterparts, each of which shall be an original, and all of which shall be deemed to constitute one and the same instrument.  Electronic signatures, and copies of electronic signatures, shall have the force and effect of original signatures.

If the foregoing accurately reflects our agreement, please sign and return to us the enclosed duplicate copy of this Retirement Agreement.

[Signatures follow.]

ROYAL GOLD CORPORATION

By:  /s/William Heissenbuttel

Name: William Heissenbuttel

Title: President

Accepted and agreed to on

September 14, 2023.

/s/Mark Isto_____

MARK ISTO

EXHIBIT A

Release Agreement

For and in consideration of the payments and other benefits due to Mark Isto (the “Executive”) pursuant to the Employment Agreement dated as of January 2, 2020, as amended by the Amendment to Employment Agreement dated March 31, 2023, and the Second Amendment to Employment Agreement, dated May 25, 2023,  (as amended, the “Employment Agreement”), by and between Royal Gold Corporation (the “Company”), a Canadian corporation and wholly owned subsidiary of the Royal Gold, Inc. (“RGI”), and Executive, the retirement letter agreement dated September 14, 2023, by and between the Company and Executive (the “Retirement Agreement”), and for other good and valuable consideration, Executive hereby agrees, for Executive, Executive’s spouse and child or children (if any), Executive’s heirs, beneficiaries, devisees, executors, administrators, attorneys, personal representatives, successors and assigns, to forever release, discharge and covenant not to sue the Company, or any of its divisions, affiliates, subsidiaries, parents, branches, predecessors, successors, assigns, and, with respect to such entities, their officers, directors, trustees, employees, agents, shareholders, administrators, general or limited partners, representatives, attorneys, insurers and fiduciaries, past, present and future (the “Released Parties”) from any and all claims of any kind, in law and in equity, whether known or unknown, suspected or unsuspected, disclosed or undisclosed, and including attorney’s fees, that are based in whole or in part on acts or omissions occurring on or before the date Executive signs this Release and which arise out of, or relate to, Executive’s employment with the Company, its affiliates and subsidiaries (collectively, with the Company, the “Affiliated Entities”) or Executive’s separation from employment with the Affiliated Entities, which Executive now has or may have against the Released Parties (the “Released Claims”).  The Released Claims include, without limitation, claims arising under:

(i)Antidiscrimination laws, such as Title VII of the Civil Rights Act of 1964, as amended, and Executive Order 11246 (which prohibit discrimination and harassment based on race, color, national origin, religion, or sex and retaliation for making a claim of discrimination or harassment based on any such characteristic); Section 1981 of the Civil Rights Act of 1866 (which prohibits discrimination or harassment based on race or color and retaliation for making a claim of discrimination or harassment based on any such characteristic); the Americans with Disabilities Act and Sections 503 and 504 of the Rehabilitation Act of 1973 (which prohibit discrimination or harassment based upon disability, retaliation for making a claim of such discrimination or harassment, and the failure to provide a reasonable accommodation for a known disability in response to a request for accommodation); the Age Discrimination in Employment Act (which prohibits discrimination or harassment based on age and retaliation for making a claim of discrimination or harassment under the act); the Equal Pay Act (which prohibits paying men and women unequal pay for equal work); the Colorado Anti-Discrimination Act (which prohibits discrimination or harassment on the basis of age (40 years of age or older), race, creed, color, sex, sexual orientation, gender identity, national origin, religion, ancestry, or physical or mental disability and prohibits retaliation for reporting or making a claim of discrimination or harassment based on any such characteristic); the Ontario Human Rights Code (which prohibits discrimination or harassment based on race, ancestry, place of origin, colour, ethnic origin, citizenship, creed, sex, sexual orientation, gender identity, gender expression, age, record of offences, marital status, family status or disability) or any other local, state, provincial or federal statute, regulation, common law or decision concerning discrimination, harassment, or retaliation on these or any other grounds or otherwise governing the employment relationship;

(ii)Other employment laws, such as the Federal Worker Adjustment and Retraining Notification Act of 1988 (known as WARN laws, which require that advance notice be given for certain workforce reductions); the Executive Retirement Income Security Act of 1974 (which, among other things, protects employee benefits); the Fair Labor Standards Act of 1938 (which regulates wage and hour matters); the Family and Medical Leave Act of 1993 (which requires employers to provide leaves of absence under certain circumstances); the Ontario Employment Standards Act, 2000, and any other federal, provincial, state, or local statute, regulation, common law or decision relating to employment, wage laws, veterans’ reemployment rights laws or laws regulating any other aspect of employment;

(iii)All federal, provincial, state, local, or common law claims alleging that Executive did not receive payment for, or otherwise related to, salary, bonuses, commissions, equity or equity-based awards, or any other ownership interests in the Company, vacation pay, fringe benefits, expense reimbursements, separation pay, or any other form of compensation;

(iv)Other laws of general application, such as any federal, provincial, state, local or common laws enforcing express or implied employment or other contracts or covenants; any other federal, provincial, state or local or common laws providing relief for alleged wrongful discharge, physical or personal injury, breach of contract, intentional or negligent infliction of emotional distress, fraud, negligent misrepresentation, defamation, invasion of privacy, violation of public policy, breach of the covenant of good faith and fair dealing, and similar or related claims; common law claims under any tort, contract or other theory now or hereafter recognized, and any other federal, provincial, state, or local statute, regulation, common law or decision otherwise regulating employment or the termination of employment; and

(v)Any and all other claims related to, or arising out of Executive’s employment with the Company and/or the Affiliated Entities or the termination of that employment.

Executive understands and agrees that by signing this Release Executive is giving up the right to bring any legal claim against the Released Parties concerning, directly or indirectly, Executive’s employment relationship with Company and/or the Affiliates, including Executive’s separation from employment.  Executive has had the opportunity to specifically consult with counsel with respect to the agreements, representations, and declarations set forth in this paragraph.  Executive agrees that this legal release is intended to be interpreted in the broadest possible manner in favor of the Company and the other Released Parties, to include all actual or potential legal claims that Executive may have against the Released Parties, except as specifically provided otherwise in this Release.  Executive hereby warrants that Executive has no lawsuits, claims or actions pending in Executive’s name or on behalf of any other person or entity, against the Company and/or the Affiliates or any other Released Party.  Executive covenants never to institute any action or other proceeding based in whole or part upon any Released Claim.  Executive represents and warrants that Executive has not sold or otherwise assigned any claim or any portion of any Released Claim to any third party.

Notwithstanding anything else herein to the contrary, this Release shall not affect: (i) the Company’s obligations under any compensation or employee benefit plan, program or arrangement (including, without limitation, obligations to Executive under the Employment Agreement, any stock option, stock award or agreements or obligations under any pension, deferred compensation or retention plan) provided by the Affiliated Entities where Executive’s compensation or benefits are intended to continue or Executive is to be provided with compensation or benefits, in accordance with the express written terms of such plan, program or arrangement, beyond the date of Executive’s termination; (ii) rights to indemnification Executive may have under the Employment Agreement or a separate agreement entered into with the Company; or (iii) rights Executive may have as a shareholder.

Executive agrees that Executive shall not make any disparaging, derogatory or detrimental comments about the Company or any of the Affiliated Entities or any of their directors, officers, employees, partners, members, managers or shareholders, or any investor or other person or entity having a business relationship with the Company or any of the Affiliated Entities. Executive also acknowledges that the terms of this Release constitute Proprietary and Confidential Information (as defined in the Employment Agreement).

Notwithstanding anything else in this Release, Executive  may (i) participate in an investigation or proceeding conducted by a federal, provincial, state or local government agency (collectively, a "Government Agency") authorized to enforce or administer laws within the Government Agency's jurisdiction, including any laws prohibiting  unlawful conduct,  or to otherwise provide information to or file a charge with such a Government Agency, or (ii) exercise any other right to the extent such right as a matter of law may not be limited by this Release; provided  that this Release does waive any right of Executive to seek, recover or accept any monetary payments or other individual relief connected to any Government Agency proceeding or any other action related to claims that are lawfully released in this Release (other than an award from the Securities and Exchange Commission  in exchange for information, if applicable).  Further,

Executive represents that, as of the date he signs this Release, Executive has not initiated and has not and is not participating in an investigation or proceeding conducted by a Government Agency pertaining to the Company.  Executive agrees that in the event Executive receives a subpoena or similar request or demand by any person or entity (including a Government Agency) to give testimony or produce documents pertaining to Employee's employment with the Company, Executive will give prompt written notice of such subpoena, request, or demand to the Company’s Vice President and General Counsel, to allow the Company a reasonable opportunity to, if it elects, first contest the right of the requesting person or entity to such disclosure.

The parties understand and agree that this Release shall not be construed as an admission of liability on the part of any person or entity, liability being expressly denied.

This Release is final and binding and may not be changed or modified except in a writing signed by both parties. This Release is governed by and is to be construed, administered, and enforced in accordance with the laws of the Province of Ontario, without regard to conflicts of law principles.

THIS RELEASE MAY NOT BE SIGNED UNTIL THE RETIREMENT DATE, AS THAT TERM IS DEFINED IN THE RETIREMENT LETTER AGREEMENT TO WHICH THIS RELEASE IS ATTACHED.

MARK ISTO

ROYAL GOLD CORPORATION

By:
Name:	William Heissenbuttel
Title:	President

EXHIBIT B

Consulting Agreement

THIS CONSULTING AND CONFIDENTIALITY AGREEMENT (this “Agreement”) is made to be effective as of September 14, 2023 at 11:59 PM (the “Effective Date”), by and between Royal Gold Corporation, a corporation organized and existing under the laws of Canada (hereinafter referred to as “Company”), and Mark Isto, a resident of Ontario Canada, having an address of  [***](hereinafter referred to as “Consultant”).

WITNESSETH

WHEREAS, Consultant retired from Company on September 14, 2023, after more than eight years with Company, where Consultant held various roles, including most recently as Executive Vice President and Chief Operating Officer, in respect of which Consultant was responsible for various aspects of Company’s technical operations and environmental, social and governance (“ESG”) matters and related reporting, and voluntarily terminated his employment as of that date;

WHEREAS, immediately following his retirement, Company wishes to engage Consultant to provide technical consulting services in connection with various projects being evaluated by Company from time to time and to assist with the preparation of ESG and related reports; and

WHEREAS, Consultant wishes to perform such services for Company on the terms and conditions set forth herein.

AGREEMENT

NOW, THEREFORE, in consideration of the following premises, and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, Company and Consultant have agreed as follows:

1.Scope of Work; Minimum Hours.

The consulting services to be performed by Consultant for Company (the “Services”) shall be identified in one or more addenda to be attached to this Agreement on a project-by-project basis and will be agreed upon and signed by Consultant and Company.

Consultant will dedicate a minimum of sixty -four (64) hours per month (approximately sixteen (16) hours per week) to performance of the Services.  Hours in addition to such minimums will be at the direction of Company and subject to the mutual agreement of the parties.

2.Term of Agreement.

The term of this Agreement shall commence on the Effective Date and shall expire on August 31, 2024, unless the parties enter into a written agreement on or prior to August 31, 2024, to extend the term of this Agreement.

This Agreement may be terminated by Consultant, at any time, with or without cause, by at least ten (10) days prior written notice to Company; provided that if Consultant wishes to terminate this Agreement without cause, he will complete any Services that remain to be performed under any addenda then in effect.

This Agreement may be terminated by Company, at any time (even during the initial term), for any (i) gross negligence or willful misconduct or (ii) for any material breach of this Agreement by Consultant which material breach is not cured or capable of being cured within fifteen (15) days of Consultant receiving written notice of such breach, by written notice to Consultant.

No termination shall interfere with any rights of a party that shall have arisen as of the effective date of termination.

Further, Consultant’s obligations under Sections 4, 6, 7, 9, 10, 11, 17 and 22 shall survive any such expiry or  termination for such term as might be necessary to comply with the obligations thereunder.

3.Compensation.

As full and complete compensation for all Services to be rendered hereunder:

(a)	Company shall pay Consultant an hourly rate of [CAD equivalent of US$125/hour as of Effective Date] to a maximum of 64 hours per calendar month and [CAD equivalent of US$100/hour as of Effective Date] for each hour in excess of sixty-four (64) hours per calendar month; provided that any travel time included in Consultant’s hours will be invoiced and paid at 50% of the relevant hourly rate.

(b)	Consultant will invoice Company monthly for all hours worked in the prior month (setting out a statement of related fees, together with applicable GST), together with any relevant backup as reasonably requested by Company. Invoices will be paid within thirty (30) days of receipt.

(c)	Consultant will retain and be eligible to vest in rights under the agreements related to Consultant’s unvested restricted stock units and unvested performance shares listed on Exhibit C to the Retirement Agreement between Consultant and Company, dated September 14, 2023 (the “Retirement Agreement”), on the terms set out in such Retirement Agreement. On termination of this Agreement, as such termination is permitted by either party, all of Consultant’s unvested restricted stock units and unvested performance shares, as listed on Exhibit C to the Retirement Agreement, that remain unvested as of the date of such termination shall be immediately forfeited. If Consultant breaches the “Forfeiture of Rights” provision included in certain award agreements relating to the outstanding unvested restricted stock units and unvested performance shares set forth on Exhibit C to the Retirement Agreement, Consultant acknowledges that the Company may cause a forfeiture of Consultant’s rights in respect of the Royal Gold, Inc. 2015 Omnibus Long-Term Incentive Plan and the applicable award agreements on the terms set out in the applicable award agreements.

(d)	In addition, Consultant shall be reimbursed by Company for all reasonable and actual out-of-pocket expenses (including authorized travel, meals, and lodging as well as telecommunications, facsimile and photocopier expenses) incurred in connection with the Services upon submission of documentation as reasonably requested by Company.

4.Warranties.

Consultant warrants that he will perform all Services hereunder in a professional manner, consistent with sound engineering and consulting practices prevailing in the North American mining industry.  Company warrants that it will act in good faith with respect to all matters involving Consultant.

5.Compliance with Laws and Company Policies.

Consultant shall comply with all applicable laws, regulations, decrees, codes, ordinances, resolutions, and other acts of any applicable governmental authority, including, without limitation, securities laws, applicable to Company and Company’s parent company, Royal Gold, Inc. (“RGI”), and/or to the conduct of the Services.

Without limitation to the foregoing, Consultant shall comply with all applicable laws prohibiting bribery and official corruption (such as the United States Foreign Corrupt Practices Act and the Canadian Criminal Code and Canadian Corruption of Foreign Public Officials Act), federal, provincial, state, county, and local labor laws, tax laws, laws addressing the preservation of health, safety, and the environment, and other laws that are applicable to this Agreement or Consultant’s performance of the Services.

In addition, Consultant acknowledges receipt of and shall comply with Company’s Supplier Code of Conduct, as updated from time to time.  Company’s Supplier Code of Conduct can be found at https://royalgold.com/esg/esg-document-library.

6.Ownership of Information and Work Product.

For the purposes of this Agreement, “Company Information” shall include (i) the existence and terms of this Agreement; (ii) that Consultant is performing the Services on behalf of Company; (iii) all information, data, knowledge, opinions and interpretations of any nature whatsoever, whether written, pictorial or oral and whether prepared by Company, its affiliates, or their respective members, employees, officers, directors, representatives, agents, attorneys, contractors, subcontractors, consultants, accountants, financial or other professional advisors (collectively, “Company Representatives”) relating to Company, its affiliates, or their respective assets or operations, which is furnished or made available to Consultant, whether before or after the Effective Date; (ii) any analyses, compilations, studies or other documents which reflect, contain or are derived from such information; and (iii) all reports, summaries, presentations, data, and other information and materials in any form that are the tangible results of the efforts of Consultant hereunder (“Work Product”).

All Company Information shall be the exclusive property of Company and shall be used by Consultant only for the exclusive benefit of Company.

All Work Product shall be promptly delivered to Company as it is gathered or generated, and upon the termination of this Agreement.

Company and its affiliates shall have the exclusive and unrestricted right to use and disclose any or all Company Information in any manner, and for any purpose, without payment of additional compensation to Consultant.

Consultant understands that a copy of this Agreement will be filed by RGI with its periodic reports with the U.S. Securities and Exchange Commission.

7.Confidentiality.

Consultant shall not disclose to or discuss with any third party, or use for purposes other than performing the Services, any Confidential Information (defined below); provided, however, that, notwithstanding the provisions of Section 6 above, Consultant shall be under no obligation of confidentiality with respect to any Company Information that:

(a)is or becomes publicly available without breach of this Agreement by Consultant (the fact that any particular information is publicly known or available shall not alter the character of Company Information that may be associated with such information); or

(b)is received by Consultant from a third party (which, for the avoidance of doubt, does not include any Company Representative) after the date hereof, who is not under any legal, contractual, professional or other obligation of confidentiality to Company or any Company Representative in respect of such information.

From time to time during the term of this Agreement, Consultant might be provided with, and might be required to acknowledge receipt of, copies of confidentiality agreements entered into by Company or its affiliates in connection with possible transactions with third parties, pursuant to which Company may disclose to Consultant certain confidential information belonging to such third parties (“Third Party Information” and, together with Company Information, “Confidential Information”).  In addition to his obligations to Company under this Agreement, Consultant shall comply with all of the applicable terms and conditions of any such third -party confidentiality agreements and agrees to execute written acknowledgments of Consultant’s obligations thereunder upon the request of Company.

Upon termination of this Agreement or at any time during the term of this Agreement on receipt of written request from Company or its affiliates, Consultant shall return or destroy all Confidential Information (including all Work Product) in Consultant’s possession and will provide any written confirmation of the same as requested by Company or its affiliates from time to time.

Termination or expiry of this Agreement shall not relieve Consultant of the obligations of non-use and non-disclosure of Confidential Information hereunder.

8.Status of Consultant.

Consultant shall be an independent contractor with respect to this Agreement and all Services rendered hereunder.

Consultant, and not Company, will determine the place, method, manner, details and means of performing the Services; provided Consultant complies with the plans and specifications set forth by Company in the addenda describing the applicable Services and Section 5 of this Agreement.

In no event shall Consultant be deemed to be an employee of Company or entitled to receive benefits of any kind or nature from Company, whether the same as or similar to benefits received by employees of Company.  Without limiting the generality of the foregoing, Consultant is not entitled to unemployment insurance benefits from Company.

9.Indemnification.

Consultant, on behalf of himself and his heirs and personal representatives , agrees to indemnify Company, its affiliates, and Company Representatives against, and shall hold the Company, its affiliates, and Company Representatives harmless from, any and all liability or claims for damage in respect of personal injury, death, or property damage arising out of, or in any manner caused by or contributed to by, any action or omission committed or permitted by Consultant in connection with rendering of Services hereunder.

10.Taxes.

Other than taxes, levies, or duties assessed upon and attributable to Company under express provisions of controlling law or as otherwise specifically set forth herein, Consultant assumes liability for and shall pay all taxes, levies, duties, and assessments of every nature due in connection with the Services performed and revenues received by Consultant under this Agreement.

Without limitation to the foregoing, Consultant is obligated to pay any applicable federal and provincial income taxes, sales taxes, goods and services taxes, or other levies, duties, and assessments due on any fees, expenses or other forms of compensation paid or reimbursed pursuant to this Agreement.  Consultant shall indemnify, defend, and hold harmless Company, its affiliates, and Company Representatives from and against any and all claims and losses related thereto, incurred in connection with Consultant’s failure to pay such taxes, levies, duties, and assessments.

Without limiting the generality of the foregoing, Consultant accepts any and all withholdings that Company may be obligated to make, pursuant to applicable law, from payments to be made to Consultant under this Agreement.

11.Limitation of Liability.

EXCEPT FOR A BREACH BY CONSULTANT OF SECTION 6 (COMPANY OWNERSHIP OF INFORMATION AND WORK PRODUCT) AND SECTION 7 (CONFIDENTIALITY) OF THIS AGREEMENT, Neither party is liable to the other party for special, punitive, contingent, indirect or consequential loss or damage, including without limitation loss of use, profit, revenue, earnings, business interruption, expected savings or other commercial economic losses of any kind, whether or not such losses or damages were foreseeable and whether or not the parties were advised of the possibility of them.

Except as set forth in this Section 11, the liability of Consultant to Company under this Agreement shall not exceed the value of the total compensation paid by Company to Consultant pursuant to Section 3(a) hereunder in any twelve -month period commencing on the Effective Date (or any consecutive twelve month period thereafter); provided that this limitation shall not apply to damages incurred by Company for any breach by Consultant of Consultant’s obligations under Section 6 and Section 7 of this Agreement.

12.Assumption of Risk.

Consultant hereby expressly acknowledges that (a) the Services may be performed on operational mine or mineral exploration sites which, in the normal course of business, contain certain physical conditions which are, by their inherent nature, dangerous, including, without limitation, blasting operations, open pits, drilling operations, high walls, heavy machinery and equipment, fires, floods, wild animals, and chemical and industrial hazards, (b) it has had the opportunity to undertake any desired investigation of such conditions prior to performing any Services thereon, and (c) he is fully aware of and understands the risks associated with the  performance of the Services at a mine or mineral exploration site with inherent dangers, and (d) he has had the opportunity to review and consider any travel-related risks, including those related to diseases, quarantines and other travel restrictions associated with the performance of any Services.

Consultant hereby assumes all risks, including but not limited to the foregoing, associated with the performance by Consultant of the Services.

To the full extent permitted by law, Consultant for himself and on behalf of his heirs and personal representatives: (i) discharges and releases Company from any and all losses of any nature whatsoever that Consultant or any Consultant invitee claiming through Consultant, may have now or in the future as a result of illness, injuries or damage to personal property; and (ii) covenants that Consultant shall not at any time in the future, directly or indirectly, commence or prosecute any claim against Company, its affiliates, or Company Representatives concerning illness, injuries or personal property damage, unless caused by gross negligence or willful misconduct of Company, its affiliates, or Company Representatives.

13.Use of Company Technology.

If Consultant is given access to Company’s network or any Company -licensed software, (i) Consultant shall access Company networks and software only as provided through Company’s internal IT staff; (ii) Consultant will comply with all Company requirements and procedures for maintaining passwords, confidentiality, security and privacy as a condition of providing Company with services and/or receiving access to Company’s internal corporate network, systems and buildings; and (iii) all data stored or transmitted on Company-owned or -leased equipment is to be considered private and is the property of Company; and (iv) Company may monitor all use of its corporate network and all systems (including email) and may access all data stored or transmitted using Company’s network.

14.Right to Intellectual Property.

Consultant represents and warrants that Consultant has the rights to all concepts, products or processes, copyright, trademark, patent or other intellectual property incorporated into the Services to the extent provided by, through or under Consultant (and not by Company).

15.Force Majeure.

Neither Company nor Consultant shall be considered in breach of its obligations hereunder to the extent that performance or the need for performance is delayed or prevented by any circumstance beyond such party’s reasonable control, including but not limited to an act of God or a public enemy, fire, flood, area-wide strike, freight embargo, or unusually severe weather; provided that the party claiming force majeure shall, within ten (10) days from the beginning of such event, notify the other party in writing of the fact of the event and its probable effect on performance.  A force majeure event shall not be a basis for a claim for additional compensation, and each party shall bear such party’s own costs and expenses associated with or caused by such an event.  The party claiming force majeure shall take reasonable measures to mitigate the potential impact of the force majeure event on performance of obligations created by this Agreement.

16.No Assignment by Consultant.

Consultant’s rights and obligations hereunder are deemed to be personal and may not be transferred or assigned, and any attempted assignment shall be void and of no effect.  Consultant shall not subcontract for any part of the Services or obligations hereunder without the prior written consent of Company.  This Agreement may be assigned by Company, and notice of such assignment shall be given to Consultant.  This Agreement shall be binding upon and inure to the benefit of Company, its successors and assigns.

17.No Effect on Other Agreements.

No provision of this Agreement will modify (or be deemed to modify) any right or obligation of Consultant, Company or RGI under (1) the Retirement Agreement; (2) the Employment Agreement between Consultant and Company dated as of January 2, 2020, as amended by the Amendment to Employment Agreement, dated as of March 31, 2022, and the Second Amendment to Employment Agreement, dated as of May 25, 2022 (as amended, the “Employment Agreement”); (3) the Amended and Restated Indemnification Agreement, between Consultant and Company dated February 13, 2023; or (4) the award agreements related to Consultant’s unvested restricted stock units and unvested performance shares listed on Exhibit C to the Retirement Agreement; or entitle Consultant to any other right or benefit he enjoyed while employed by Company.

18.Entire Agreement.

This Agreement, together with the Retirement Agreement, represents the entire agreement between the parties with respect to the matters set forth herein, and supersedes all prior agreements and representations. No amendment to this Agreement will be binding upon the parties unless set forth in a subsequently dated writing that is executed by both parties.

19.Severability.

In the event that any provision of this Agreement is found to be null and void, or otherwise unenforceable, the remaining provisions of this Agreement shall remain in full force and effect.

20.Applicable Law.

This Agreement has been entered into under, and shall be governed by, the laws of the Province of Ontario, and the Federal laws of Canada applicable therein, without regard to conflicts of law principles  that would result in the application of the laws of another jurisdiction.

The venue of any action filed under this Agreement shall be in the courts of the Province of Ontario located in Toronto, Ontario.

21.Company Contact.

The Company Contact for the administration of this Agreement shall be the person identified in one or more addenda to be attached to this Agreement.  The Company Contact is the person to whom Consultant shall:

(a)	refer questions and give notices;
(b)	submit requests for approvals and authorizations;
(c)	submit all written reports; and
(d)	submit any and all other notices, writings or invoices.

22.Notice.

Any notice required or permitted hereunder shall be given to either party at the addresses set forth below, or by facsimile or electronic mail as set forth below. Notices personally delivered or sent by regular mail shall be effective only upon receipt. The parties’ addresses or facsimile numbers or electronic mail addresses for notice purposes may be changed at any time by advising the other party, in writing, of the new address or number for notices. Each party acknowledges that facsimile or electronic mail notice shall be effective as of the first business day after transmittal, provided that the party transmitting the notice has written confirmation that the transmittal was received.  The parties’ respective mailing addresses, facsimile numbers and electronic mail addresses, as of the effective date of the Agreement, are as follows:

Company:

Attention: Notices - Royal Gold Corporation

c/o Royal Gold, Inc.

1144 15th Street, Suite 2500

Denver, CO 80202

Email: notices@royalgold.com

Consultant:

Mark Isto

[***]

23.Further Assurances.

The parties agree that they will take such further actions, and execute and deliver such further documents or instruments, as may be required to achieve the parties’ shared objectives in entering into this Agreement.

24.Counterparts.

This Agreement may be executed in one or more counterparts, whether signed originally or reproduced by facsimile or electronic means (such as “.pdf”), each of which shall be deemed to be an original, but which when taken together shall constitute one and the same Agreement.

[signatures follow]

IN WITNESS WHEREOF, the parties have executed this Agreement to be effective as of the Effective Date.

ROYAL GOLD CORPORATION

By: _________________________________________________

Name:  William Heissenbuttel                                                        Mark Isto

Title:  President

EXHIBIT C

Outstanding Unvested Restricted Stock Units and Outstanding Performance Shares

Grant Date/Name	Vesting Schedule	Unvested
2019/08/13 RSU 2015 LTIP ($124.60 at Grant Date)	33% at 3rd, 4th and 5th Anniversary of August 13, 2019	766
2020/01/02 RSU 2015 LTIP ($121.12 at Grant Date)	33% at 3rd, 4th and 5th Anniversary of August 13, 2019	47
2020/08/18 RSU 2015 LTIP ($139.84 at Grant Date)	33% at 3rd, 4th and 5th Anniversary of August 18, 2020	1,580
2021/08/24 RSU 2015 LTIP ($111.28 at Grant Date)	33% at 1st, 2nd and 3rd Anniversary of August 24, 2021	1,316
2022/03/03 RSU 2015 LTIP ($126.69 at Grant Date)	33% at 1st, 2nd and 3rd Anniversary of March 3, 2022	1,387
2023/03/02 RSU 2015 LTIP ($120.70 at Grant Date)	33% at 1st, 2nd and 3rd Anniversary of March 2, 2023	4,860
2019/08/13 PSA-GEO 2015 LTIP ($124.60 at Grant Date)	Up to target or max based on net GEO on 1st, 2nd, 3rd, 4th and 5th Anniversary of August 13, 2019	2,256
2020/01/02 PSA-GEO 2015 LTIP ($121.12 at Grant Date)	Up to target or max based on net GEO on 1st, 2nd, 3rd, 4th and 5th Anniversary of August 13, 2019	143
2020/08/18 PSA-GEO 2015 LTIP ($139.84 at Grant Date)	Up to target or max based on net GEO on 1st, 2nd, 3rd, 4th and 5th Anniversary of August 18, 2020	1667
2021/08/24 PSA-TSR 2015 LTIP ($111.28 at Grant Date)	3rd Year Cliff Vesting	8,020
2022/03/03 PSA-TSR 2015 LTIP ($126.69 at Grant Date)	3rd Year Cliff Vesting	4,220
2023/03/02 PSA-TSR 2015 LTIP ($120.70 at Grant Date)	3rd Year Cliff Vesting	9,880

EXHIBIT D

Obligations under US Securities Laws

Section 16 Obligations

(i)Since you will continue to provide services to the Company pursuant to the Consulting Agreement, you will continue to be subject to the Royal Gold, Inc. Insider Trading Policy and you will be required to obtain pre-clearance before trading in Royal Gold securities.  The restrictions on trading during blackout periods will remain on your Shareworks account.

(ii)After termination of your Employment Agreement, you will no longer be a Section 16 reporting person.  You will, however, still be required to file Section 16 reports with respect to:

A.Any transactions that you have made during your time as an executive officer but have not yet reported.  The termination of your employment as an executive of the Company does not excuse you from this requirement.  We are not aware of any unreported transactions.

B.Any transactions occurring within six months of an opposite-way transaction that it can be “matched” with.  For example, if you sold shares on the open market within the past six months, you will need to report any purchase that you make during the six months following the sale, even if the purchase occurs after you cease to be a Section 16 reporting person.  Your sales of stock on May 8, 2023, are subject to matching through October 2023; therefore, you will need to file Section 16 reports for any transactions that can be matched with those sales of stock.

Rule 144

Because SEC Rule 144 applies to people who have been an executive officer within the 90 days preceding a sale of securities, you will need to file a Form 144 with the SEC for any sales of Royal Gold securities that you make within 90 days of the termination of your employment from the Company.  Unlike Section 16 reports, these forms are typically completed by brokers, not the Company’s legal or compliance departments, but we are available to answer any questions about them.

Confirmation and D&O Questionnaire

We will need to send you two items in January 2024, which you will need to complete and return to us: (i) confirmation that all of your transactions in Royal Gold securities have been reported under Section 16; and (ii) a D&O Questionnaire, which we need to send to you as you served as an executive officer during 2023.